Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH
UP TO 3,000,000 SHARES OF COMMON STOCK
OF
ASTA FUNDING, INC.
AT
A PURCHASE PRICE OF $9.00 PER SHARE
BY
MPF INVESTCO 4, LLC
A DIRECT, WHOLLY-OWNED SUBSIDIARY OF
THE MANGROVE PARTNERS MASTER FUND, LTD.

March 22, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by MPF InvestCo 4, LLC, a Delaware limited liability company (the “Purchaser”), who is a direct, wholly-owned subsidiary of The Mangrove Partners Master Fund, Ltd., a Cayman Islands exempted company (the “Parent”), to act as the information agent (the “Information Agent”) in connection with its offer to purchase up to a maximum of 3,000,000 shares of common stock, par value $0.01 per share (the “Shares”), of Asta Funding, Inc., a Delaware corporation (the “Company”), at $9.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase, dated March 22, 2016, and the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase, dated March 22, 2016;
2.	Letter of Transmittal, including IRS Form W-9, for your use and for the information of your clients;
3.	Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Continental Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), by the expiration of the Offer;
4.	A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;
5.	Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9 providing information relating to backup federal income tax withholding; and
6.	Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 18, 2016, UNLESS THE OFFER IS EXTENDED.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent (as defined in the Offer to Purchase) and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an agent’s message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 midnight, New York City time, on Monday, April 18, 2016.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or any person (other than fees to the Information Agent and Depositary as described in Section 16 of the Offer to Purchase) for soliciting tenders of Shares pursuant to the tender offer. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Purchaser, the Information Agent, or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, applicable to its purchase of Shares, except as otherwise provided in the Offer to Purchase and Instruction 6 in the Letter of Transmittal.

For Shares to be tendered properly under the tender offer, (1) the share certificates (or confirmation of receipt of such Shares under the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an agent’s message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before the Expiration Date (as defined in the Offer to Purchase) by the Depositary at its address set forth on the back cover page of the Offer to Purchase, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.

Stockholders whose certificates for Shares are not immediately available or who cannot deliver certificates for their Shares and all other required documents to the Depositary before the Expiration Date, or whose Shares cannot be delivered before the Expiration Date under the procedure for book-entry transfer may tender their Shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Morrow & Co., LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE PURCHASER, THE PARENT, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.